Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.garcia@pdl.com	jennifer@cwcomm.org

PDL BioPharma Discloses Recent Notable Payments From Income Generating Assets

INCLINE VILLAGE, NV, December 2, 2015 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today acknowledges receipt of $133.7 million in notable cash payments from November 1, 2015 through December 1, 2015. PDL does not typically report individual payments such as these, but given the interest relating to some of these payments, the company decided to disclose them.

The payments include the following:

•	a $14.0 million royalty payment received from Biogen, Inc. for royalties due from the Queen et al. patent license.

•	a $104.9 million royalty payment received from Genentech, Inc. for royalties due from the Queen et al. patent license.

•	a $5.3 million royalty payment for Glumetza for the month of October received from Valeant Pharmaceuticals International, Inc.

•	a $9.5 million payment from Accel 300, LLC, a wholly-owned subsidiary of kaléo, Inc. for note payments, which included $4.6 million in principal and $4.9 million in interest payment due.

About PDL BioPharma

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has committed over $1 billion and funded approximately $919 million in these investments to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on acquiring new income generating assets, the management of its intellectual property and income generating assets, and maximizing value for its stockholders.

The Company was formerly known as Protein Design Labs, Inc. and changed its name to PDL BioPharma, Inc. in 2006. PDL was founded in 1986 and is headquartered in Incline Village, Nevada. PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases for which it receives significant royalty revenue.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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